Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 30, 2014	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the fourth quarter and year ended December 31, 2013.

The Company’s revenues were $46,592,000 for the fourth quarter of 2013 compared with $48,559,000 for the fourth quarter of 2012.

Gaming revenues of $40,775,000 were down 5.7% compared to the fourth quarter of last year.

Other operating revenues improved to $5,817,000 from $5,310,000 due to higher cash rooms and food and beverage revenue.  Occupancy levels in the Dover Downs Hotel were approximately 81% for the fourth quarter of 2013 and 2012.

General and administrative and depreciation expense were both lower than the fourth quarter of 2012.

Interest expense increased to $485,000 during the quarter as a result of higher interest rates and fees offsetting lower average outstanding borrowings.

Net loss was ($418,000), or ($.01) per diluted share, compared with a net loss of ($528,000), or ($.02) per diluted share for the fourth quarter of 2012.

Net earnings for the year were $13,000, or $.00 per diluted share compared with $4,807,000 or $.15 per diluted share for 2012.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Gaming (1)	$40,775	$43,249	$172,991	$203,055
Other operating (2)	5,817	5,310	24,240	22,857
	46,592	48,559	197,231	225,912
Expenses:
Gaming	38,868	41,000	162,398	182,951
Other operating	4,275	4,009	17,314	16,359
General and administrative	1,335	1,506	5,645	6,034
Depreciation	2,315	2,528	9,726	10,297
	46,793	49,043	195,083	215,641

Operating (loss) earnings	(201)	(484)	2,148	10,271

Interest expense	(485)	(388)	(1,752)	(1,805)

(Loss) earnings before income taxes	(686)	(872)	396	8,466

Income tax benefit (expense)	268	344	(383)	(3,659)

Net (loss) earnings	$(418)	$(528)	$13	$4,807

Net (loss) earnings per common share:
- Basic	$(0.01)	$(0.02)	$—	$0.15
- Diluted	$(0.01)	$(0.02)	$—	$0.15

Weighted average shares outstanding:
- Basic	31,849	31,745	31,849	31,745
- Diluted	31,849	31,745	31,849	31,745

(1)              Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)              Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash	$12,950	$14,993
Accounts receivable	4,248	4,093
Due from State of Delaware	8,225	9,708
Inventories	1,957	1,921
Prepaid expenses and other	2,432	3,207
Income taxes receivable	138	155
Deferred income taxes	1,268	1,284
Total current assets	31,218	35,361

Property and equipment, net	160,570	168,963
Other assets	932	938
Total assets	$192,720	$205,262

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,480	$3,785
Purses due horsemen	7,978	9,833
Accrued liabilities	10,513	10,361
Payable to Dover Motorsports, Inc.	4	—
Deferred revenue	463	346
Revolving line of credit	47,040	—
Total current liabilities	70,478	24,325

Revolving line of credit	—	58,500
Liability for pension benefits	3,353	6,983
Deferred income taxes	2,725	1,994
Total liabilities	76,556	91,802

Stockholders’ equity:
Common stock	1,774	1,590
Class A common stock	1,487	1,660
Additional paid-in capital	4,663	4,136
Retained earnings	109,335	109,322
Accumulated other comprehensive loss	(1,095)	(3,248)
Total stockholders’ equity	116,164	113,460
Total liabilities and stockholders’ equity	$192,720	$205,262

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2013	2012

Operating activities:
Net earnings	$13	$4,807
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	9,726	10,297
Amortization of credit facility origination fees	183	101
Stock-based compensation	682	793
Deferred income taxes	(519)	(318)
Gain from insurance settlement	(22)	—
Changes in assets and liabilities:
Accounts receivable	(155)	(111)
Due from State of Delaware	1,483	(268)
Inventories	(36)	(61)
Prepaid expenses and other	662	310
Income taxes receivable/payable	(138)	(928)
Accounts payable	915	(470)
Purses due horsemen	(1,855)	829
Accrued liabilities	152	(1,571)
Payable to Dover Motorsports, Inc.	4	(11)
Deferred revenue	117	92
Other liabilities	(75)	(325)
Net cash provided by operating activities	11,137	13,166

Investing activities:
Capital expenditures	(1,574)	(2,625)
Insurance proceeds	74	—
Purchase of available-for-sale securities	(37)	—
Proceeds from sale of available-for-sale securities	31	—
Net cash used in investing activities	(1,506)	(2,625)

Financing activities:
Borrowings from revolving line of credit	72,160	19,620
Repayments of revolving line of credit	(83,620)	(30,120)
Dividends paid	—	(3,575)
Repurchase of common stock	(144)	(107)
Credit facility fees	(70)	—
Net cash used in financing activities	(11,674)	(14,182)

Net decrease in cash	(2,043)	(3,641)
Cash, beginning of year	14,993	18,634
Cash, end of year	$12,950	$14,993